Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Lineage 2021 Equity Incentive Plan, constituting a part of this Registration Statement of our report dated March 7, 2024, except for Note 15, as to which the date is March 10, 2025, relating to the consolidated financial statements of Lineage Cell Therapeutics, Inc. (“the Company”) as of and for the year then ended December 31, 2023, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

San Francisco, California

August 15, 2025